Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner President and Chief Executive Officer 120 Wilshire Boulevard Santa Monica, CA 90401	Victor R. Santoro Executive Vice President and Chief Financial Officer 120 Wilshire Boulevard Santa Monica, CA 90401
Phone:	310-458-1521 x 271	310-458-1521 x 288
Fax:	310-451-4555	310-451- 4555

FOR IMMEDIATE RELEASE

May 10, 2006

FIRST COMMUNITY BANCORP ANNOUNCES COMPLETION OF THE ACQUISITION OF FOOTHILL INDEPENDENT BANCORP

— Acquisition adds 12 branches and approximately $750 million in assets —

— Foothill Independent Bank merged into Pacific Western National Bank —

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) today announced that on May 9, 2006 it completed its previously announced acquisition of Foothill Independent Bancorp and its subsidiary Foothill Independent Bank, with approximately $750 million in assets at March 31, 2006. With the completion of this acquisition, Foothill Independent Bank merged into Pacific Western National Bank, a wholly-owned subsidiary of First Community Bancorp, adding eleven branches to the Pacific Western branch network. Upon the closing of the merger, Foothill Bank’s additional branch, located in Temecula, California, was sold by Pacific Western to First National Bank, a wholly-owned subsidiary of First Community headquartered in San Diego, California. The integration of Foothill Bank’s systems and the conversion of Foothill Bank’s branches to Pacific Western’s operating platform are scheduled to be completed in June 2006. The integration of the Temecula branch’s systems with First National’s platform is scheduled to be completed by the end of May 2006.

In the merger, each share of Foothill common stock was converted into the right to receive 0.4523 of a share of First Community common stock. First Community will issue an aggregate of approximately 3,947,433 shares of First Community common stock to Foothill stockholders. Approximately $10.2 million in cash was delivered to holders of outstanding and unexercised Foothill options. Based on the closing price of First Community’s common stock on May 9, 2006 of $59.23 per share, the aggregate consideration to be paid to Foothill stockholders and holders of options to acquire Foothill common stock is approximately $244.0 million.

As previously announced, Mr. George Langley, formerly President and Chief Executive Officer of Foothill Independent Bancorp, has joined First Community’s Board of Directors, effective May 9, 2006. Additionally, Mr. Casey (Joe) Cecala, III, formerly Executive Vice President and Chief Credit Officer of Foothill Independent Bancorp, has joined Pacific Western as the President of its Inland Empire Region. Mr. Cecala reports to Matt Wagner, Chairman and Chief Executive Officer of Pacific Western, and President and Chief Executive Officer of First Community Bancorp. Mr. Cecala will also join Pacific Western’s Board of Directors.

As of March 31, 2006, on a pro forma consolidated basis with Foothill Independent Bancorp, First Community would have had approximately $4.4 billion in assets with 59 branches across Southern California and 1 branch in San Francisco, California. Pacific Western would have had on a pro forma basis approximately $3.3 billion in assets and 46 branches, and First National Bank had approximately $1.1 billion in assets and 14 branches.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $3.7 billion in assets as of March 31, 2006, with two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank. Through the banks’ 60 full-service community banking branches (which includes branches acquired through the Foothill Independent Bancorp acquisition subsequent to March 31, 2006), First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western has 45 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties, and 1 branch in San Francisco and First National Bank has 14 branches in San Diego and Riverside Counties. Through its subsidiary First Community Financial, First National provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.